           Exhibit 99.1

Aqua Metals Completes Industry-First Pilot Plant, Advances Commerical-Scale Operations, Strengthens Balance Sheet During Second Quarter of 2023

Company producing high-purity, salable quantities of critical battery materials and metals, to generate revenue this year

RENO, Nev., August 9, 2023 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), a pioneer in sustainable lithium battery recycling, today announced financial results and provided a business update for the second quarter ended June 30, 2023.

Second Quarter and Recent Highlights:

Commercialization initiatives

●	Announced a strategic partnership and non-recurring engineering agreement (NRE) with 6K Energy to develop next-generation low-carbon battery materials, and received service fee payments.

●	Secured more than 3,000 tons of black mass input material from diverse suppliers, sufficient to reach commercial-scale processing in 2024, while advancing further supply agreements and partnerships.

●

Established a strategic partnership with South Korea-based Yulho Co., Ltd. and Yulho Materials (“Yulho”) to expand geographic footprint through the proposed licensing of Li AquaRefining™ technology in Yulho Materials’ plant in South Korea.

Operational initiatives

●

Successfully completed commissioning of the Company’s pilot facility and transitioned to 24x5 operations. The Company is now recovering the full suite of valuable metals, including lithium hydroxide, nickel, cobalt, copper, and manganese dioxide, and scaling pilot operations to full capacity.

Financial initiatives

●

Bolstered financial strength with several successful balance sheet transactions, including an equity raise, strategic investment and partnership with Yulho Co., Ltd., and asset sale of our former building, that provided over $30 million in capital.

“Our rapid progression from piloting our technology to commercialization is accelerating,” commented Steve Cotton, President and Chief Executive Officer of Aqua Metals. “In the last few months, we have solidified our balance sheet, giving us sufficient capital to execute our near-term plans, we have advanced our manufacturing initiatives in our new, five-acre clean metals recycling campus, and expanded our partner channel and geographic presence with new strategic agreements.”

Mr. Cotton continued, “In addition to our own campus recycling facility in Tahoe-Reno, Nevada, we have entered into negotiations and planning for the co-development of a state-of-the-art battery metals production pilot facility in Jackson, TN, supplied by recycled materials from Aqua Metals. Our strategic partnership with Yulho, which involved a $5 million strategic equity investment, is expected to result in us granting Yulho a license to deploy our patented AquaRefining™ technology in South Korea for up to 100,000 tonnes, or $2 billion of recycled material, per year. Aqua Metals today is better positioned than it ever has been, and as evidenced by our growing partner network is an innovator in the industry, with all the pieces coming together to help us establish a low-carbon, circular supply of the critical minerals that power an electrified future.”

2023 Q2 Financial Results

During the second quarter of 2023, Aqua Metals continued to focus on its ability to recycle metals found in lithium-ion batteries. The Company was not in commercial-scale production during the first half of 2023 and, as a result, generated no revenue during the second quarter.

Plant operations increased by 41% during the quarter to approximately $1.5 million compared to approximately $1 million in Q2 2022.

Research and development were consistent compared to the quarter ended June 30, 2022.

General and administrative expenses increased approximately 19% for the three months ended June 30, 2023, compared to the three months ended June 30, 2022.

For the second quarter 2023, the Company had an operating loss of $4.9 million, compared to an operating loss of $4 million for the second quarter of 2022. The net loss for the second quarter of 2023 was $4.8 million, or $(0.06) per basic and diluted share, compared to a net loss of $3.2 million, or $(0.04) per basic and diluted share, for the second quarter of 2022.

As of June 30, 2023, the Company had $6.2 million in cash and cash equivalents. Total cash provided by operations for the six months ended June 30, 2023 was $5.5 million. Subsequent to the end of the quarter, the Company raised an additional $25 million through an equity offering and strategic investment.

Conference Call and Webcast

The Company will hold a conference call to discuss those results and corporate developments today at 4:30 p.m. ET. Investors can access the live call by dialing 877-407-9708 toll-free or 201-689-8259 for international callers. A live webcast and replay of the earnings conference call will be available via the company website and can be found at https://ir.aquametals.com/ir-calendar. A telephone replay will be available until February 9, 2024, by dialing 877-660-6853 or 201-612-7415 and using pin number 13740097.

Additional Resources

Learn more about Aqua Metals’ Li AquaRefining Pilot and see updates at www.aquametals.com/pilot-recycling-hub

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the company’s Innovation Center in the Tahoe-Reno Industrial Center.

To learn more, please visit www.aquametals.com

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our pilot recycling plant, our ability to recycle lithium-ion batteries and the expected benefits of recycling lithium-ion batteries. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to successfully negotiate and conclude a definitive license agreement with Yulho or a pilot facility agreement with 6K, (2) even if we are to conclude a definitive agreements with Yulho and 6K, the risk that we may not achieve the expected benefits from such relationships; (3) the risk that we may not be able to acquire the funding necessary to develop our recently acquired five-acre campus; (4) the risk that we may not be able to develop the recycling facility on the five-acre campus within the expected time or at all; (5) even if we are able to develop the recycling facility, the risk that we may not realize the expected benefits; (6) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative in spite of the perceived benefits of AquaRefining; (7) the risk that we may not realize the expected economic benefits from any licenses we may enter into; and (8) those other risks disclosed in the section "Risk Factors" included in our Quarterly Report on Form 10-Q filed on August 9, 2023. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information:

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

Jennifer Johnson Avril

Warner Communications

917-982-9012

jennifer@warnerpr.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$6,196	$7,082
Accounts receivable	104	12
Lease receivable, current portion	—	15,527
Inventory	631	278
Assets held for sale	—	47
Prepaid expenses and other current assets	183	263
Total current assets	7,114	23,209

Non-current assets
Property, plant and equipment, net	11,951	7,343
Intellectual property, net	371	461
Investment in LINICO	2,000	2,000
Other assets	445	489
Total non-current assets	14,767	10,293

Total assets	$21,881	$33,502

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$776	$1,075
Accrued expenses	1,986	1,780
Building purchase deposit	—	3,250
Lease liability, current portion	316	307
Note payable, current portion	34	5,899
Total current liabilities	3,112	12,311

Non-current liabilities
Lease liability, non-current portion	118	275
Note payable, non-current portion	2,908	—
Total liabilities	6,138	12,586

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 200,000,000 shares authorized; 84,018,082 and 83,507,450, shares issued and outstanding as of June 30, 2023, respectively and 79,481,751 shares issued and outstanding as of December 31, 2022	84	79
Additional paid-in capital	224,878	220,114
Accumulated deficit	(208,642)	(199,277)
Treasury stock, at cost; common shares: 510,632 and nil as of June 30, 2023 and December 31, 2022, respectively	(577)	—
Total stockholders’ equity	15,743	20,916

Total liabilities and stockholders’ equity	$21,881	$33,502

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Product sales	$—	$4	$—	$4

Operating cost and expense
Plant operations	1,481	1,048	2,546	2,043
Research and development cost	525	521	970	1,072
General and administrative expense	2,849	2,390	5,855	5,154
Total operating expense	4,855	3,959	9,371	8,269

Loss from operations	(4,855)	(3,955)	(9,371)	(8,265)

Other income and (expense)
Gain on disposal of property, plant and equipment	3	739	23	590
Interest expense	(255)	(12)	(431)	(12)
Interest and other income	348	62	414	113

Total other income, net	96	789	6	691

Loss before income tax expense	(4,759)	(3,166)	(9,365)	(7,574)

Income tax expense	—	—	—	(2)

Net loss	$(4,759)	$(3,166)	$(9,365)	$(7,576)

Weighted average shares outstanding, basic and diluted	84,184,884	75,215,009	82,743,345	73,584,761

Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.11)	$(0.10)